Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Empire District Electric Company	Horizon Wind Energy
Media Communications	Sarah Bray
Amy Bass	Communications Manager
Director of Corporate Communications	713-265-0310
417-625-5114	sarah.bray@horizonwind.com
abass@empiredistrict.com
Investor Relations
Jan Watson Secretary — Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
SIGNS CONTRACT WITH HORIZON WIND ENERGY

JOPLIN, MO — June 26, 2007 — The Empire District Electric Company (NYSE:EDE) announced today that it has signed a 20-year purchased power agreement with Cloud County Wind Farm, LLC (Cloud County) owned by Horizon Wind Energy, Houston, Texas.  Empire will purchase approximately 100 megawatts of energy from the Meridian Way Wind Farm (formerly known as the Cloud County Wind Farm) located in Cloud County, Kansas, near Concordia.  Empire anticipates that it will purchase approximately 350,000 megawatt-hours of energy annually from the project, enough energy to meet the annual electricity needs of about 25,000 homes.

Governor Kathleen Sebelius, who just months ago, negotiated an agreement with the major electrical generators operating in Kansas to aggressively develop wind resources, said, “I am delighted that Empire District Electric Company has decided to develop a second wind project in Kansas.   Wind projects are good for our economy, good for the environment, and a good business strategy for our electrical generation companies.”

In making the announcement, Brad Beecher, Vice President and COO — Electric, stated, “Today’s contract signing is a continuation of our long-range plan to ensure that our customers

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benefit from a balanced mix of generation options.  This purchase from Cloud County provides our customers lower, stable prices, and gives us a decrease in exposure to natural gas and a hedge against any future global warming legislation. “

Beecher continued, “This is our second involvement with a wind energy project.  Our first involvement was with Elk River Windfarm, LLC (Elk River), the owner of the 150-megawatt project located near Beaumont, Kansas.  We have been purchasing energy from Elk River since late 2005.  During 2006, we purchased approximately 525,000 megawatt-hours of energy.  Because of its moderate, stable price, the reduction in our natural gas exposure, and the sale of the environmental attributes, this has been an appealing endeavor for Empire and our customers.  Initially we plan to sell the green power attributes but may utilize them for state or federal requirements at a future time.”

Michael Skelly, Chief Development Officer, Horizon Wind Energy, stated, “We are excited to be working with Empire, a utility that in 2009 will source about 15 percent of its electric energy from purchased power agreements with Elk River and Cloud County.  We are grateful to the landowners, community, and other stakeholders who have patiently worked with us during the development of the Meridian Way project.  We look forward to continuing our efforts in Kansas as Empire and other utilities increasingly turn to Kansas’ abundant wind resource to power the state’s energy needs going forward.”

Empire will receive energy from the first phase of the two-phase Meridian Way Wind Farm which will consist of an industry leading wind turbine designed to meet the high wind resource requirements of this location.   Construction is expected to begin in late 2007 or early 2008 with the units scheduled to be fully operational in late 2008.  The wind farm will encompass approximately 9,000 acres in Cloud County and will include at least twenty landowners.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary

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The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma and Arkansas.  Certain subsidiaries of the Company also provide fiber optic and Internet services.

Horizon Wind Energy (www.horizonwind.com) develops, constructs, owns, and operates wind farms throughout the United States.  Having developed more than 1000 MW of wind farms operating in Minnesota, Iowa, Pennsylvania, Oklahoma, New York, Washington, and Costa Rica, Horizon is currently developing a portfolio of more than 9000 MW in a dozen states and expects to bring nearly 1000 MW online in 2007.  Horizon Wind Energy is currently owned by Goldman Sachs (www.gs.com), a leading global investment banking, securities, and investment management firm.  On March 27, 2007, Energias de Portugal, S.A. (“EDP”), a major Portuguese utility, signed an agreement to acquire 100% of the share capital of Horizon Wind Energy LLC from Goldman Sachs.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q